Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of October 1, 2024 (the “Effective Date”), by and among DERRICK B. JACKSON (the “Executive”) and FIRST SAVINGS BANK (the “Bank”) (each the Executive and the Bank a “Party” and collectively, the “Parties”), a state-chartered commercial bank and wholly-owned subsidiary of FIRST SAVINGS FINANCIAL GROUP, INC. (the “Company”).

WHEREAS, the Executive serves in a position of substantial responsibility with the Bank;

WHEREAS, the Executive is expected to contribute to the profitability, growth, and financial strength of the Bank;

WHEREAS, the Bank wishes to set forth the terms of the Executive’s continued employment in this position;

WHEREAS, the Executive is willing and desires to continue to serve in this position with the Bank; and

WHEREAS, the Executive and the Bank previously entered into an employment agreement as of October 1, 2023, which employment agreement shall be superseded by this Agreement.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1Employment. The Bank hereby employs the Executive to serve as Executive Vice President and Chief Credit Officer of the Bank, according to the terms and conditions of this Agreement and for the period stated in Article 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Article 1.3 of this Agreement.

1.2Duties. As Executive Vice President and Chief Credit Officer of the Bank, the Executive shall serve under the board of directors of the Bank (the “Board”). The Executive shall report directly to the Chief Executive Officer of the Bank (the “CEO”). The Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of the interests of the Bank throughout the term of this Agreement. Without the prior written consent of the Board, during the term of this Agreement, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 1.2 shall prevent the Executive from managing personal investments and affairs, serving on civic boards or performing volunteer services, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3Term.

(a)The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; plus (ii) any and all extensions of the initial term made pursuant to this Article 1.3.

(b)Commencing on the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the Board may, at its sole discretion and by the affirmative vote of a majority of the directors of the Board then in office, excluding the Executive, offer to extend the Agreement term for an additional year so that the remaining term of this Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date. The members of the Company’s Compensation Committee (the “Committee”) will review this Agreement and the Executive’s performance annually for the purpose of recommending to the Board whether or not to extend the Agreement term. The Committee and the Board will include the rationale and results of the aforementioned review in the minutes of the meetings. The Board will notify the Executive no later than thirty (30) days subsequent to their determination to extend or decline to extend the Agreement term. Notwithstanding the foregoing, the failure of the Committee or the Board to act in accordance with the provisions of this Article 1.3(b) shall in no way be interpreted or deemed to be a material breach of this Agreement or extend the Agreement term and this Agreement shall terminate on the date provided in Article 1.3(a) of this Agreement. For the avoidance of doubt, only by (i) formal affirmative action taken by the Board and documented in their respective minutes; and (ii) execution of a written instrument in accordance with Article 8.6 of this Agreement shall this Agreement be extended.

(c)Nothing in this Agreement shall mandate or prohibit the continuation of the Executive’s employment following the expiration of the term of this Agreement, at-will and upon such terms and conditions as the Bank and the Executive may mutually agree.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $310,908 payable according to the regular payroll practices of the Bank. The Executive’s salary shall be subject to annual review. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary”. All compensation under this Agreement shall be subject to customary income tax withholding and withholding of such other employment taxes as are imposed by law.

2.2Benefit Plans and Perquisites. For as long as the Executive is employed by the Bank, the Executive shall be eligible (i) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for such plans or benefits; and (ii) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(c) below.

(a)Automobile. The Bank shall provide the Executive with, and the Executive shall have the primary use of, an automobile owned or leased by the Bank. The Bank shall pay (or reimburse the Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. The Executive shall comply with reasonable reporting and expense limitations on the use of the automobile, as the Bank may establish from time to time, and the Bank shall annually include on the Executive’s Form W-2 the amount attributable to the Executive’s personal use of the automobile.

(b)Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses, excluding mileage, incurred while performing the obligations under this Agreement, including, but not limited to, all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank, reasonable expenses for attendance at annual and other periodic meetings of trade associations, and reasonable fees and expenses for continuing professional education. Expenses will be reimbursed if they are submitted in accordance with the policies and procedures of the Bank.

(c)Facilities. The Bank will furnish the Executive with the working facilities and staff customary for executive officers with comparable titles and duties of the Executive, as set forth in Articles 1.1 and 1.2 of this Agreement, and as are necessary for the Executive to perform the duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for the offices.

2.3Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Bank, which shall be made available in writing to the Executive. In addition to paid vacations and other leave, the Board or the CEO may grant the Executive, solely at the Executive’s request, voluntary Leaves of Absence, with or without pay, at such time or times and upon such terms and conditions as the Board or the CEO may determine. For purposes of this Agreement, “Leave of Absence” means a voluntary and temporary discontinuance of work duties and responsibilities by the Executive, after which the Executive may return to work duties and responsibilities, subject to terms and conditions agreed upon by the Executive, the Board and the CEO.

2.4Insurance. The Bank shall maintain or cause to be maintained liability insurance, including Director & Officer insurance, covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1Termination Because of Death or Disability.

(a)Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies while in active service to the Bank, the Executive’s spouse or, if there is no surviving spouse, the estate, shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred.

(b)Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive, or the Executive’s legal representative, determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Bank gives notice of termination due to disability. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Bank shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonuses) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Bank, provided that the amount of the payments by the Bank to the Executive under this Article 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the

Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2Involuntary Termination With Cause. The Bank may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the Board called and held for the purpose, which resolution shall (i) contain findings that the Executive has committed an act constituting Cause; and (ii) specify the particulars thereof. The resolution of the Board shall be deemed to have been duly adopted only if it is adopted by the affirmative vote of a majority of the directors of the Bank then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time, but not less than ten (10) business days, before the meeting of the Board (the “Board Meeting Notice”); provided, however, the Bank may immediately place the Executive on Paid Administrative Leave effective at the time of providing the Board Meeting Notice. For purposes of this Agreement, “Paid Administrative Leave” means an involuntary and temporary discontinuance of work duties and responsibilities by the Executive, during which the Executive continues to receive compensation and benefits on the same terms and conditions as received immediately prior to the leave, and after which the Executive may return to work duties and responsibilities or employment is terminated. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board at the meeting. For purposes of this Agreement “Cause” means any of the following:

(a)	a material act of dishonesty in performing the Executive’s duties on behalf of the Bank;
(b)

a willful misconduct that, in the judgment of the Board, will likely cause economic damage to the Company, the Bank, or their Affiliates or injury to the business reputation of the Company, the Bank, or their Affiliates;

(c)

incompetence (in determining incompetence, the Executive must have demonstrated a lack of ability to perform the duties assigned to him which lack of ability directly causes material injury to the Bank and the Executive’s acts or omissions shall be measured against standards generally prevailing in the community banking industry);

(d)	a breach of fiduciary duty involving personal profit;
(e)	the intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(f)a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Company, the Bank, or their Affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(g)a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has intentionally acted, or intentionally failed to act, with an absence of good faith and without reasonable belief that action or failure to act was in the best interest of the Bank. The Bank must provide written notice to the Executive of the existence of one or more of the conditions described in Articles 3.2 (a) through (g) within sixty (60) days after the Bank’s recognition of the existence of the condition(s) (the

“Cause Notice”). The Cause Notice shall be sent not less than ten (10) days prior to the Board Meeting Notice; provided, however, the Bank may immediately place the Executive on Paid Administrative Leave effective at the time of providing the Board Meeting Notice.

3.3Voluntary Termination Without Good Reason. If the Executive terminates employment without Good Reason (as defined in Article 3.4), the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4Involuntary Termination Without Cause and Voluntary Termination With Good Reason. With written notice to the Executive at least thirty (30) days in advance, the Bank may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Bank, as provided in clause (b), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (a) and (b) of this Article 3.4 are satisfied:

(a)a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term “Good Reason” shall mean the occurrence of any of the following without the Executive’s advance written consent:

(1)a material diminution of the Executive’s Base Salary;

(2)	a material diminution of the Executive’s authority, duties, or responsibilities;
(3)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;
(4)

a change in the geographic location at which the Executive must perform services for the Bank by more than thirty-five (35) miles from the Bank’s headquarters located at 702 North Shore Drive, Jeffersonville, Indiana (the “Headquarters”); or

(5)	any other action or inaction that constitutes a material breach by the Bank under this Agreement.

(b)the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (a) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition, but shall not be required to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (a) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1Cash Severance after Termination Without Cause or Termination for Good Reason. Subject to Articles 8.10, 8.11 and 8.12 of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good

Reason, the Executive shall receive from the Bank the Base Salary for the remaining term of the Agreement, with the amount paid in a single lump sum within ten (10) calendar days of termination. The amount payable to the Executive under this Agreement shall not be reduced to account for the time value of money or discounted to present value. The Bank and the Executive acknowledge and agree that the compensation and benefits under this Article 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2Post-Termination Insurance Coverage. If the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, the Bank shall continue to provide to the Executive non-taxable medical and life insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for the Executive immediately prior to termination under the same cost-sharing arrangements that apply for active employees of the Bank as of the Executive’s date of termination. This continued coverage shall cease upon the earlier of (i) the Executive’s return to employment with the Bank or another employer; (ii) the Executive’s attainment of age 65; (iii) the Executive’s death; or (iv) the expiration of the remaining term of this Agreement. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided in this Article 4.2. If the Bank cannot provide the benefits set forth in this Article 4.2 for any reason, including because the Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a lump sum payment reasonably estimated to be equal to the value of the premiums the Bank would have paid for such coverage based on the premiums paid for the coverage immediately prior to termination, which shall be grossed-up for the effect of income tax withholding and withholding of such other employment taxes as are imposed by law. This lump sum payment shall be made within thirty (30) days after the later of the Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter during the term of the Agreement, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Bank shall make or cause to be made a single lump-sum payment to the Executive in an amount in cash equal to two (2) times the Executive’s Average Annual Compensation. For purposes of this Agreement, “Average Annual Compensation” means the Executive’s taxable income reported by the Bank in Box 5, Form W-2, Wage and Tax Statement, or on any Form 1099, for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs. The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination. The amount payable to the Executive under this Agreement shall not be reduced to account for the time value of money or discounted to present value. If the Executive receives payment under this Article 5.1, the Executive shall not be entitled to any additional severance benefits under Article 4.1 of this Agreement. In addition, the Bank shall provide the Executive and dependents with the post-termination insurance coverage described in Article 4.2 of this Agreement. Notwithstanding the foregoing, the Executive shall be provided at least twelve (12) months of post-termination insurance coverage.

5.2Change in Control Defined. For purposes of this Agreement, “Change in Control” means a change in control as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a)Change in ownership. a change in ownership of the Company or the Bank occurs on the date any one (1) person or group accumulates ownership of Company or Bank stock constituting more than fifty (50%) of the total fair market value or total voting power of Company or Bank stock;

(b)Change in effective control. (i) any one (1) person or more than one (1) person acting as a group acquires within a twelve (12)-month period ownership of Company or Bank stock possessing thirty percent (30%) or more of the total voting power of Company or Bank stock; or (ii) a majority of the directors on the board of directors of the Company or the Bank is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed in advance by a majority of the directors on the board of directors of the Company or the Bank; or

(c)Change in ownership of a substantial portion of assets. a change in ownership of a substantial portion of the Company’s or the Bank’s assets occurs if in a twelve (12)-month period any one (1) person or more than one (1) person acting as a group acquires the Company’s or the Bank’s assets having a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of all of the Company’s or the Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s or the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any Confidential Information of any nature concerning the Company, the Bank, their business, or anything connected therewith. As used in this Article 6, the term “Confidential Information” means all of the confidential and proprietary information and trade secrets of the Company, the Bank, and their Affiliates in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a)the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b)the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c)the whole or any portion or phase of any marketing or sales information, sales records, Customer lists, prices, sales projections, or other sales information;

(d)trade secrets, as defined from time to time by the laws of Indiana; and

(e)information pertaining to any Customer.

This Article 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

The term “Confidential Information” shall not include information which (i) at the time of disclosure has been published or is otherwise in the public domain; (ii) after disclosure, becomes part of the public domain other than through a breach of this Agreement; (iii) was known to the recipient prior to receipt from the Executive, provided such prior knowledge can be adequately substantiated; (iv) becomes known to a recipient from a source which legally derives such information independently of the Executive under this Agreement; (v) is freely disclosed by the Company or the Bank to a third party without an obligation of confidentiality or nondisclosure; or (vi) is disclosed pursuant to law, regulation or lawful order or process.

6.2Return of Materials. The Executive agrees to immediately deliver or return to the Company and the Bank upon termination of employment or as soon thereafter as possible, all written information and any other similar items furnished by the Company and the Bank or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Company and the Bank maintained on the Executive’s personal computers or communication devices (i.e. laptop, tablet, cellular phone, etc.) and to return all employer-provided computers or communication devices. The Executive will retain no copies thereof after termination of the Executive’s employment.

6.3Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company and the Bank. The Executive hereby assigns to the Company and the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4Affiliates’ Confidential Information is Covered. For purposes of this Agreement, “Affiliate” of the Company or the Bank includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company or the Bank.

6.5Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company and the Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Company or the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company or the Bank, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Company’s or the Bank’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or Confidential Information.

6.6Confidentiality Obligations Survive Termination. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

ARTICLE 7

SOLICITATION AND COMPETITION AFTER EMPLOYMENT TERMINATION

7.1Covenant Not to Solicit Employees. In order to protect and preserve the Company’s, the Bank’s, and their Affiliates Confidential Information, and their significant investment in developing their business, which the Executive hereby acknowledges, commencing as of the date hereof and for a period of one (1) year following the date of the Executive’s employment termination, the Executive shall not, Directly or Indirectly, separately or in association with others, interfere, disrupt or damage the Company’s, the Bank’s or their Affiliates’ business by soliciting, recruiting, attempting to recruit, enabling facilitating, encouraging or in any manner causing or assisting any Protected Employee to take any action intended to cause the termination of their employment with the Company or the Bank or to form and/or join any other for-profit business entity or enterprise. As defined herein, a “Protected Employee” is any then-current employee of the Company, the Bank, or their Affiliates and/or any person that worked for the Company, the Bank, or their Affiliates within the one (1) year following the date of the Executive’s employment termination.

7.2Covenant Not to Compete.

(a) The Executive covenants and agrees not to Compete, Directly or Indirectly, with the Company, the Bank, or their Affiliates for one (1) year after employment termination. For purposes of this Article 7.2:

(1)the term “Compete” means:

(i)	providing Financial Products or Services on behalf of any Financial Institution for any Person residing in the Territory;
(ii)	assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in providing Financial Products or Services to any Person residing in the Territory; or
(iii)

inducing or attempting to induce any Person who was a Customer of the Company, the Bank, or their Affiliates at the date of the Executive’s employment termination to seek Financial Products or Services from another Financial Institution.

(2)the terms “Directly” and “Indirectly” mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution in competition with the Company, the Bank, or their Affiliates in the Territory; or
(ii)

communicating to such Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Company, the Bank, or their Affiliates at the date of the Executive’s employment termination.

(3)

the term “Customer” means any Person to whom the Company, the Bank, or their Affiliates is providing Financial Products or Services on the date of the Executive’s employment termination or within one year thereafter.

(4)

the term “Financial Institution” means any bank, savings association, bank or savings association holding company, or any other institution (including credit unions), the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Company, the Bank, or their Affiliates.

(5)

the term “Financial Product or Service” means any product or service that a Financial Institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Company, the Bank, or their Affiliates on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term “Person” means any individual or individuals, corporation, partnership, fiduciary or association.
(7)

the term “Territory” means the area within a twenty-five (25) mile radius of the Headquarters or any office of the Company, the Bank, or their Affiliates in which the Bank operates a Retail Depository Branch as of the Effective Date and provided, however, that the term “Territory” shall not extend to any area outside the State of Indiana. For purposes of this Agreement, “Retail Depository

Branch” means any office location of the Bank in which consumer, personal and commercial depository services are offered and facilitated.

(b)If any provision of this Article 7.2 or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c)The Executive acknowledges that the Bank’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3, 4 and 5 of this Agreement is conditioned on the Executive’s acceptance of and adherence to the covenants set forth in Articles 6 and 7 of this Agreement and that the Bank would not have entered into this Agreement without such covenants in force.

7.3Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Company and the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Company’s and the Bank’s remedies for a breach of this Article 7 include, but are not limited to, (i) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive; (ii) a suit in equity by the Company or the Bank to enjoin the Executive from the breach or threatened breach of such covenants; and (iii) its attorney’s fees and costs incurred to enforce the rights of the Company or the Bank under any article of this Agreement. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company or the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Company or the Bank from pursuing any other or additional remedies for the breach or threatened breach.

7.4Solicitation and Competition Obligations Survive Termination. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment or self-employment of the Executive following employment termination with the Bank.

8.2Notices. All notices, requests, demands, and other communications required by or pertaining to this Agreement shall be in writing and shall be deemed to have been duly and effectively made or given if delivered by hand, mail (in a properly sealed envelope, certified or registered mail, and with postage prepaid), a reputable courier service, or by electronic mail (“email”). Unless otherwise changed by notice, notice shall be deemed properly addressed to the Executive if to the mailing or email address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board at the Headquarters.

8.3Entire Agreement. This Agreement constitutes and sets forth the entire agreement of the Parties concerning the subject matter herein and no additional rights are granted to the Executive as it may relate to this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces in its entirety any prior severance, change-in-control, or employment agreement between the Parties. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the Parties.

8.4Captions and Counterparts. The captions, headings, and subheadings in this Agreement are included solely for convenience; do not define, limit, or describe the scope or intent of this Agreement; and shall not affect the interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. Facsimile or electronic signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile or electronic signatures were an original execution and shall be deemed to have the same legal effect as an original signed copy of this Agreement. This Agreement shall be deemed as executed when an executed facsimile or electronic version hereof is transmitted by a Party to any other Party by facsimile, email, or other means of electronic transmission and shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.5Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement, which shall continue in full force and effect. Any provision held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable shall be curtailed, limited, and/or reformed solely to the extent necessary for such to comply with the requirements of law, statute, regulation, or judicial precedent.

8.6Amendment and Waiver. This Agreement and any provision herein may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by a written instrument executed by each of the Parties hereto. No waiver by a Party at any time of any breach or noncompliance with any condition or provision of this Agreement by another Party shall be deemed a waiver of similar or dissimilar conditions or provisions at the same, any prior, or any subsequent time. The failure of any Party hereto to enforce at any time any of the conditions or provisions of this Agreement shall not be construed to be a waiver of any such condition or provision, nor affect the validity of this Agreement, or any part thereof, or the right of any Party thereafter to enforce each and every such condition or provision.

8.7Successors and Assigns.

(a)This Agreement shall be binding upon the Bank and any successors thereof, including any persons acquiring directly or indirectly all, or substantially all, of the business or assets of the Company or the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive and the Bank shall require any successor to all, or substantially all, of the business or assets of the Company or the Bank to expressly assume and agree to perform under this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)Without written consent of the other Parties, no Party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided in this Article 8.7. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Article 8.7, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.8Governing Law, Jurisdiction and Forum. This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of Indiana, United States of America, without regard to principles of conflict of law and irrespective of the fact that a Party is now or may hereafter be a resident of a different state, jurisdiction or country. In the event of the institution of any such action, suit or proceeding, each of the Parties hereby consent to the exclusive jurisdiction and venue of the courts of the State of Indiana located in Clark County, Indiana and the United States District Court in and for the Southern District of Indiana with respect to any matter relating to this Agreement and the performance of the Parties’ obligations hereunder. Each Party hereby further consents to the personal jurisdiction of such courts and waives, to the fullest extent permitted by law, any objection it has or hereafter may have to the venue of such proceeding, as well as any claim it has or may have that such proceeding is in an inconvenient forum. Any action suit or proceeding brought by or on behalf of either of the Parties relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The Parties hereby agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Indiana.

8.9.Prevailing Party. In the event of litigation relating to this Agreement and if a court of competent jurisdiction determines in a final, non-appealable order that a Party has or has not breached this Agreement, as the case may be, then the non-prevailing Party shall reimburse the prevailing Party for its reasonable all reasonable out of-pocket fees, expenses, and costs (including reasonable attorneys’ fees) incurred in connection with such litigation, including any appeals therefrom. Notwithstanding the foregoing, no Party shall be liable (in contract, tort, equity or otherwise) for any indirect, special, incidental or consequential damages of any nature whatsoever or howsoever arising in respect of any breach of this Agreement.

8.10Limitation of Benefits Under Certain Circumstances. In no event shall the aggregate payments or benefits to be made or afforded to the Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of the Executive that are contingent on a Change in Control (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and in order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code. In the event a reduction is necessary, the Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If the Executive does not make this determination within five (5) business days after receiving a written request from the Bank (or by the time that benefits or payments are due hereunder, if later), the Bank may make such determination, and shall notify the Executive promptly thereof. In the event it is determined that permitting the Executive or the Bank to make the determination regarding the form or manner of reduction would violate Section 409A Code, the reduction shall be made first from the cash severance provided for under this Agreement.

8.11Compliance with Internal Revenue Code Section 409A.

(a)The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

(b)This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, where applicable, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with Article 8.11(c), if applicable.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(c)Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of the

Executive’s separation from service with the Bank to prevent any accelerated or additional tax under Section 409A of the Code, then the Bank will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid with the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulations Section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation of service with the Bank.  If any payments are postponed due to such requirements, the postponed amounts will be paid to the Executive in a lump sum on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation of service with the Bank.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409(A) of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(d)References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

8.12Required Regulatory Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Article 8.12, this Article 8.12 shall prevail.

(a)All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the Indiana Department of Financial Institutions, the Federal Reserve Bank of St. Louis, or their designee (the “Regulators”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Regulators, at the time the Regulators approves supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(b)Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

8.13.Miscellaneous. Each Party shall bear its own costs and expenses expended or incurred in connection with the negotiation, execution, delivery, and compliance with the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

FIRST SAVINGS BANK

Chairman of the Board of Directors

EXECUTIVE

Derrick B. Jackson